Registration Statement Number 333-181026

Filed Pursuant to Rule 424(b)(5)

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
1.875% Notes due 2017	$300,000,000	$34,380
3.250% Notes due 2022	$300,000,000	$34,380

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Prospectus Supplement

(To Prospectus dated April 27, 2012)

$600,000,000

Beam Inc.

$300,000,000 1.875% Notes due 2017

$300,000,000 3.250% Notes due 2022

Interest payable May 15 and November 15

We are offering $300,000,000 of our 1.875% Notes due 2017, or the 2017 Notes, and $300,000,000 of our 3.250% Notes due 2022, or the 2022 Notes. We refer to the 2017 Notes and the 2022 Notes, together, as the Notes. We will pay interest on the Notes on May 15 and November 15 of each year, beginning on November 15, 2012. The 2017 Notes will mature on May 15, 2017. The 2022 Notes will mature on May 15, 2022.

We may redeem all or a portion of each series of the Notes, at our option, at the applicable make-whole price set forth in this prospectus supplement, plus accrued and unpaid interest, if any, to but excluding the redemption date. On and after February 15, 2022 (90 days prior to the maturity date of the 2022 Notes), we may redeem all or any portion of the 2022 Notes, at our option, at 100% of the principal amount of the 2022 Notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date. See “Description of the Notes—Optional Redemption.” In addition, we may redeem the 2017 Notes and/or the 2022 Notes at our option, in whole but not in part, in accordance with the terms and conditions set forth under “Description of the Notes—Special Acquisition Redemption” if we do not complete the acquisition of the Pinnacle vodka and Calico Jack rum brands and related assets as described under “Summary—Recent Developments.” The Notes of each series are also subject to repurchase upon a Change of Control Triggering Event. See “Description of the Notes—Change of Control Offer.”

Each series of Notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured senior indebtedness. Each series of Notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and the risk factors included in our annual report on Form 10-K for the fiscal year ended December 31, 2011.

	Public Offering Price (1)	Underwriting Discount	Proceeds Before Expenses to Beam (1)
Per 1.875% Note due 2017	99.768%	0.600%	99.168%
Total	$299,304,000	$1,800,000	$297,504,000
Per 3.250% Note due 2022	99.108%	0.650%	98.458%
Total	$297,324,000	$1,950,000	$295,374,000

(1)	Plus accrued and unpaid interest from May 21, 2012, if settlement occurs after that date.

We expect the Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”), on or about May 21, 2012.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Credit Suisse

Senior Co-Managers

J.P. Morgan	RBS

Co-Managers

Citigroup	Mitsubishi UFJ Securities	Mizuho Securities	Wells Fargo Securities	CALYON

HSBC	PNC Capital Markets LLC	U.S. Bancorp	The Williams Capital Group, L.P.

The date of this prospectus supplement is May 10, 2012

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any such free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates.

As used in this prospectus supplement, the terms the “Company,” “Beam,” “we,” “us,” and “our” may, depending upon the context, refer to Beam Inc., our consolidated subsidiaries, or to all of them taken as a whole.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”), which the SEC maintains in the SEC’s File No. 1-9076. You can read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information deemed to be furnished and not filed in accordance with SEC rules) until we sell all of the Notes:

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2012;

•	Current Reports on Form 8-K filed on February 24, 2012, April 26, 2012 (only with respect to Item 8.01 thereof) and April 27, 2012; and

•	Definitive Proxy Statement on Schedule 14A filed on March 9, 2012 (those parts incorporated into our Annual Report on Form 10-K only).

You may request a copy of these filings, at no cost other than for exhibits of such filings, by writing to or telephoning us at the following address (or by visiting our web site at http://www.beamglobal.com):

BEAM INC.

Office of the Secretary

510 Lake Cook Road

Deerfield, Illinois 60015

(847) 948-8888

Information about us is also available on our web site at www.beamglobal.com. Information on our web site is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “opportunity,” “plans,” “potential,” “projects,” “seeks,” “should,” “strives,” “targets,” “will,” “would,” and similar expressions or expressions of the negative of these terms. Such statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

We intend for our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we set forth this statement in order to comply with such safe harbor provisions. Although we believe that the expectations, plans, intentions, and projections reflected in our forward-looking statements are reasonable, such statements are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. The risks, uncertainties, and other factors that our stockholders and prospective investors should consider include, but are not limited to, the following:

•	general economic conditions and credit market instability, particularly in Europe;

•	competitive market pressures (including pricing pressures);

•	changes in consumer preferences and trends;

•	risks pertaining to strategic acquisitions, joint ventures, and alliances, particularly financial and integration risks;

•	commodity and energy price volatility;

•	risks associated with doing business outside the United States, including currency exchange risks;

•	inability to attract and retain qualified personnel;

•	the impact of excise tax increases and customs duties on distilled spirits or changes to government financial incentives;

•	dependence on performance of distributors and other marketing arrangements;

•	customer defaults and related bad debt expense;

•	any possible downgrades of our credit ratings;

•	costs of certain employee and retiree benefits and returns on pension assets;

•	tax law changes and/or interpretation of existing tax laws;

•	potential liabilities, costs and uncertainties of litigation;

•	ability to secure and maintain rights to intellectual property;

•	impairment in the carrying value of goodwill or other acquired intangibles;

•	disruptions at production facilities;

•	risks related to the Home & Security Spin-Off; and

•	other risks and uncertainties detailed from time to time in our SEC filings.

We caution you that these factors may not be exhaustive. We have no duty to update any of the forward-looking statements after the date of this prospectus supplement. We operate in a continually changing business environment, and new risks emerge from time to time. Management cannot predict such new risks or the impact of such new risks on our business. Accordingly, you should not rely on forward-looking statements as a prediction of actual results.

.

SUMMARY

This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus, as well as the documents incorporated by reference in them, before making an investment decision.

Beam Inc.

We are a leading premium spirits company that makes and sells branded distilled spirits products in major markets worldwide.

Our principal executive offices are currently located at 510 Lake Cook Road, Deerfield, Illinois 60015 and our telephone number is (847) 948-8888.

Recent Developments

On April 21, 2012, WAS Acquisition Inc., a wholly-owned subsidiary of the Company, entered into an Asset Purchase and Sale Agreement (the “Purchase Agreement”) with White Rock Distilleries, Inc. (“White Rock”) and its shareholders to acquire for $605 million in cash the Pinnacle vodka and Calico Jack rum brands and certain other related assets of White Rock (the “Acquisition”). Consummation of the Acquistion is subject to various conditions under the Purchase Agreement. We can not assure you the Acquisition will occur or that it will occur on the terms set forth in the Purchase Agreement.

The Offering

Issuer	Beam Inc.

Notes	$300,000,000 aggregate principal amount of 1.875% Notes due May 15, 2017, which we refer to as the “2017 Notes.” The 2017 Notes will be issued at a price of 99.768% per 2017 Note.

$300,000,000 aggregate principal amount of 3.250% Notes due May 15, 2022, which we refer to as the “2022 Notes.” The 2022 Notes will be issued at a price of 99.108% per 2022 Note.

We refer to the 2017 Notes and the 2022 Notes collectively as the “Notes.”

Maturity	The 2017 Notes mature on May 15, 2017. The 2022 Notes mature on May 15, 2022.

Interest	We will pay interest on the Notes on May 15 and November 15 of each year, beginning on November 15, 2012.

Ranking	Each series of Notes will be our unsecured and unsubordinated obligations and will rank equal in right of payment to all of our other existing and future unsecured senior indebtedness.

Optional Redemption	We may redeem all or a portion of each series of the Notes at our option, at any time and from time to time, at the applicable make-whole price set forth in this prospectus supplement, plus accrued and unpaid interest, if any, to but excluding the date of redemption.

In addition, on and after February 15, 2022 (90 days prior to the maturity date of the 2022 Notes), we may redeem the 2022 Notes at our option, at any time and from time to time, either in whole or in part, at a redemption price equal to 100% of the principal amount of the 2022 Notes to be redeemed, plus accrued and unpaid interest to but excluding the date of redemption.

See “Description of the Notes—Optional Redemption.”

Special Acquisition Redemption	In the event that (i) we do not consummate the Acquisition on or before October 31, 2012, or (ii) the Purchase Agreement is terminated at any time on or before such date, we may redeem either or both series of the Notes at our option, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest to but excluding the special acquisition redemption date. See “Description of the Notes—Special Acquisition Redemption.”

Change of Control Offer	If a change of control triggering event occurs with respect to the Notes, each holder of the Notes may require us to repurchase all or a portion of such holder’s Notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to but excluding the date of repurchase. See “Description of the Notes—Change of Control Offer.”

Events of Default	If there is an event of default on the Notes, the principal amount of the Notes plus any accrued and unpaid interest may be declared due and payable. These amounts automatically become due and payable in certain circumstances. See “Description of Debt Securities—Certain Covenants—Default and Certain Rights on Default” in the accompanying prospectus.

Use of Proceeds	We expect to use the proceeds of this offering to finance a portion of the purchase price of the Acquisition. See “Use of Proceeds.”

Conflicts of Interest	Because an affiliate of Mitsubishi UFJ Securities (USA), Inc., one of the participating underwriters, may, if the Acquisition is not consummated for any reason, receive more than 5% of the net offering proceeds, not including underwriting compensation, to reduce or retire all or a portion of the balance of a line of credit provided to us by such affiliate, the Financial Industry Regulatory Authority (“FINRA”) deems Mitsubishi UFJ Securities (USA), Inc. to have a “conflict of interest” with us within the meaning of FINRA Rule 5121 (“Rule 5121”), as administered by FINRA. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the securities offered are “investment grade rated,” as defined by FINRA Rule 5121(f)(8).

DTC Eligibility	The Notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”) in New York, New York, or its nominee for the accounts of its participants, including Euroclear, as operator of the Euroclear System, and Clearstream. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes—Book-Entry System.”

Further Issuances	We may create and issue additional notes ranking equally and ratably with the Notes of either series offered by this prospectus supplement in all respects, so that such additional notes will be consolidated and form a single series with the Notes of the applicable series of Notes offered by this prospectus supplement.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon.

Risk Factors	Investing in the Notes involves risks. See “Risk Factors” on page S-6 of this prospectus supplement and the risk factors included in our annual report on Form 10-K for the fiscal year ended December 31, 2011.

RISK FACTORS

An investment in the Notes may involve various risks. Prior to making a decision about investing in the Notes, you should carefully consider the following risk factors, as well as those incorporated by reference in this prospectus supplement from our annual report on Form 10-K for our fiscal year ended December 31, 2011 under the heading “Risk Factors” and other filings we may make from time to time with the SEC.

The Notes are structurally subordinated to creditors of our subsidiaries.

The Notes are our general unsecured obligations. We are a legal entity separate and distinct from our subsidiaries. Our rights and the rights of our creditors (including holders of the Notes being offered under this prospectus supplement and the accompanying prospectus) and stockholders to participate in any distribution of the assets or earnings of any subsidiary is subject to the claims of creditors of the subsidiary, except to the extent that our claims as a creditor of such subsidiary may be recognized. Our claims may be subordinate to certain claims of others. Our principal source of unconsolidated revenues and funds is dividends and other payments from our subsidiaries. Our principal subsidiaries currently are not limited by long-term debt or other agreements in their abilities to pay cash dividends or to make other distributions with respect to their capital stock or other payments to us.

We may not have sufficient funds to purchase the Notes upon a change of control triggering event, and this covenant provides limited protection to investors.

Holders of the Notes may require us to purchase their Notes upon a “change of control triggering event” as defined under “Description of the Notes—Change of Control Offer.” We cannot assure you that we will have sufficient financial resources, or will be able to arrange sufficient financing, to pay the purchase price of the Notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, our other then existing debt. Certain events that are change of control triggering events for the Notes are also events of default under our existing credit agreements, which would permit our lenders to accelerate such indebtedness, to the extent amounts are outstanding.

The change of control offer covenant is limited to the transactions specified in “Description of the Notes—Change of Control Offer.” We have no present intention to engage in a transaction involving a change of control triggering event, although it is possible that we could decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control triggering event under the Notes, but that could increase the amount of indebtedness outstanding at that time or otherwise materially adversely affect our capital structure or credit ratings.

Active trading markets for the Notes may not develop.

Each series of the Notes is a new issue of securities with no established trading market and will not be listed on any securities exchange. If active trading markets do not develop or are not maintained, holders of the Notes may experience difficulty in reselling, or an inability to sell, the Notes. Future trading prices for the Notes may be adversely affected by many factors, including changes in our financial performance, changes in the overall market for similar securities and performance or prospects for companies in our industry.

Changes in our credit ratings may adversely affect the value of the Notes.

We cannot provide assurance that any credit ratings assigned to the Notes will remain in effect for any given period of time, or that any such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances warrant such an action. Further, any such ratings will be limited in scope and will not address all material risks relating to an investment in the Notes, but rather will reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could adversely affect the market value of the Notes and increase our corporate borrowing costs.

If we do not consummate the Acquisition on or before October 31, 2012 or the Purchase Agreement is terminated on or before October 31, 2012, we will have the option to redeem the Notes and, as a result, you may not obtain your expected return on the Notes.

Our ability to consummate the Acquisition is subject to various conditions, certain of which are beyond our control. In the event that we do not consummate the Acquisition on or before October 31, 2012, or the Purchase Agreement is terminated at any time on or before such date, we may redeem either or both series of the Notes at our option, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest to but excluding the special acquisition redemption date. See “Description of the Notes—Special Acquisition Redemption.” If we elect to redeem the Notes pursuant to the special acquisition redemption, you may not obtain your expected return on such Notes and may not be able to reinvest the proceeds from a special acquisition redemption in an investment that results in a comparable return.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the offering of approximately $591.8 million after deducting underwriting discounts and other estimated offering expenses payable by us. We intend to use the net proceeds from the offering to finance a portion of the purchase price of the Acquisition. We intend to finance the remainder of the purchase price of the Acquisition through cash on hand, our existing credit facilities or a combination of both.

Pending the Acquisition, we intend to use the net proceeds for general corporate purposes. If the Acquisition is not consummated for any reason, we may use the net proceeds for reduction of other outstanding indebtedness (including some or all of our outstanding 4% Notes due 2013, of which approximately €219 million is currently outstanding) or for other general corporate purposes, including for capital expenditures. Alternatively, in the event that we do not consummate the Acquisition on or before October 31, 2012, or the Purchase Agreement is terminated at any time on or before such date, we may redeem either or both series of the Notes at our option, in whole but not in part, and we may use all or part of the net proceeds, together with any additional funds required, to fund any such redemption.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2012 (i) on a historical basis, and (ii) as adjusted to give effect to the offering of the Notes. This table should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the unaudited condensed consolidated interim financial statements and the related notes thereto incorporated by reference in this prospectus supplement.

	As of March 31, 2012
	Actual	As Adjusted (1)
	(in millions)
Cash and cash equivalents	$88.5	$680.3
Short-term debt (including current portion of long-term debt)	332.4	332.4
Long-term debt:
4% Notes, Due 2013 (2011: €218.8) (2)	291.7	291.7
4 7/ 8% Notes, Due 2013	180.5	180.5
6 3/ 8% Notes, Due 2014	326.4	326.4
5 3/ 8% Notes, Due 2016	400.0	400.0
8 5/ 8% Debentures, Due 2021	59.3	59.3
7 7/ 8% Debentures, Due 2023	113.8	113.8
6 5/ 8% Debentures, Due 2028	200.0	200.0
5 7/ 8% Notes, Due 2036	300.0	300.0
Miscellaneous	32.2	32.2
1.875% Notes due 2017	—	300.0
3.250% Notes due 2022	—	300.0
Total	1,903.9	2,503.9
Less current portion	291.7	291.7
Total long-term debt	1,612.2	2,212.2
Total stockholders’ equity	4,314.6	4,314.6
Total capitalization	6,259.2	6,859.2

(1)	As adjusted amount reflects our receipt of the net proceeds from the offering of the Notes. It does not give effect to our anticipated use of those proceeds, as described in “Use of Proceeds.”
(2)	Based on March 31, 2012 exchange rate of 1.3331.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for Beam Inc. for each of the periods indicated:

	Three-Months Ended March 31, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	5.20	1.85	2.50	2.04	3.38	2.51
Ratio of earnings to combined fixed charges and preferred dividends	5.16	1.84	2.49	2.04	3.37	2.51

For the purpose of computing the ratio of earnings to fixed charges, earnings means:

•	income (loss) from continuing operations before income taxes, minority interests and extraordinary items;

•	plus fixed charges;

•	less capitalized interest;

•	less income (loss) of equity investees;

•	less preferred dividends of consolidated subsidiaries.

Fixed charges means the sum of the following:

•	interest expense (including capitalized interest) on all indebtedness;

•	amortization of debt discount and expenses;

•	that portion of rental expense which we believe to be representative of an interest factor; and

•	preferred dividends of consolidated subsidiaries.

Fixed charges includes amounts from both continuing and discontinued operations. Combined fixed charges and preferred dividends means fixed charges plus preferred dividend requirements.

DESCRIPTION OF THE NOTES

General

We will issue the Notes under an indenture dated as of April 15, 1999, between us and The Bank of New York Mellon (formerly The Chase Manhattan Bank), as trustee (the “indenture”). The Notes will constitute two separate series of Notes under the indenture. The following is a summary of some, but not all, provisions of the Notes and the indenture. The following description of the particular terms of the Notes supplements the description in the accompanying prospectus of the general terms and provisions of our debt securities. We urge you to read the indenture because it defines your rights as a holder of the Notes. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture has been filed as an exhibit to the registration statement of which the accompanying prospectus is a part.

We will issue the Notes in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Initially, the Notes of each series will be issued in the form of one or more global notes registered in the name of DTC or its nominee, as described below. The trustee will initially act as paying agent and registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the registrar. We may change any paying agent and registrar without notice to the holders of the Notes. We will pay principal (and premium, if any) on the Notes at the paying agent’s corporate office in New York, New York. At our option, interest may be paid at the paying agent’s corporate trust office or by check mailed to the registered address of holders.

Principal, Maturity and Interest

The 2017 Notes will initially be $300,000,000 in aggregate principal amount, and the 2022 Notes will initially be $300,000,000 in aggregate principal amount. The 2017 Notes will mature on May 15, 2017, and the 2022 Notes will mature on May 15, 2022. Interest on the 2017 Notes will accrue at the rate of 1.875% per annum, and interest on the 2022 Notes will accrue at the rate of 3.250% per annum. Interest on the Notes will be payable semiannually in arrears in cash on each May 15 and November 15, commencing on November 15, 2012, to the persons who are registered holders on each May 1 and November 1, respectively. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including May 21, 2012.

Ranking

Each series of Notes will be our unsecured senior obligations and will rank equally with our other existing and future unsecured senior indebtedness.

Optional Redemption

Each series of Notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes of such series then outstanding to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of such series to be redeemed (not including any portion of such payments of interest accrued to but excluding the date of redemption) discounted to but excluding the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 20 basis points, in the case of the 2017 Notes, and 25 basis points, in the case of the 2022 Notes, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to but excluding the redemption date.

In addition, on and after February 15, 2022 (90 days prior to the maturity date of the 2022 Notes), we may redeem the 2022 Notes at our option, at any time and from time to time, either in whole or in part, at a redemption price equal to 100% of the principal amount of the 2022 Notes to be redeemed, plus accrued and unpaid interest to but excluding the date of redemption.

“Comparable treasury issue” means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the applicable Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable treasury price” means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“Independent investment banker” means Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Credit Suisse Securities (USA) LLC, as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

“Reference treasury dealer” means (1) Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer and (2) any other primary treasury dealer selected by us after consultation with the independent investment banker.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined above), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated by the independent investment banker on the third business day preceding the date fixed for redemption.

We will mail a notice of redemption to each holder of the Notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the Notes, or portions thereof, called for redemption on the redemption date. If fewer than all the Notes of any series are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular Notes of such series, or portions thereof, for redemption from the outstanding Notes of such series, not previously called by such method as the trustee deems fair and appropriate.

The indenture permits the defeasance of Debt Securities upon the satisfaction of the conditions described under “Description of Debt Securities—Defeasance” in the accompanying prospectus. The Notes are subject to these defeasance provisions.

Special Acquisition Redemption

In the event that (i) we do not consummate the Acquisition on or before October 31, 2012 (the “Acquisition Deadline Date”), or (ii) the Purchase Agreement is terminated at any time on or before the Acquisition Deadline Date, we may redeem either or both series of the Notes at our option, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest to but excluding the special acquisition redemption date. The “special acquisition redemption date” means the earlier to occur of (1) November 7, 2012 (or if such day is not a business day, the first business day thereafter), or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Purchase Agreement for any reason.

If we elect to redeem the Notes pursuant to the special acquisition redemption, we will cause the notice of special acquisition redemption to be sent to each registered holder, with a copy to the trustee, at its registered address within five business days after the occurrence of the event that gives us the option to redeem. If funds sufficient to pay the special acquisition redemption price of all Notes to be redeemed on the special acquisition redemption date are deposited with the trustee on or before such special acquisition redemption date, plus accrued and unpaid interest, if any, to but excluding the special acquisition redemption date, the Notes will cease to bear interest and all rights under the Notes shall terminate (other than in respect of the right to receive the special acquisition redemption price, plus accrued and unpaid interest to but excluding the special acquisition redemption date).

Change of Control Offer

If a change of control triggering event occurs with respect to the Notes, unless we have exercised our option to redeem the Notes as described above, we will be required to make an offer (a “change of control offer”) to each holder of the Notes with respect to which a change of control triggering event has occurred to repurchase all or any part of that holder’s Notes in integral multiples of $1,000 (with any portion of such holder’s Notes not repurchased to be in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof) on the terms set forth in the Notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to but excluding the date of repurchase (a “change of control payment”).

Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the Notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the Notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date.

Upon the change of control payment date, we will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the applicable change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all Notes or portions of Notes properly tendered; and

•

deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes of each series being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any Notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the Notes by virtue of any such conflict.

“Change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our company or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person, immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not continuing directors; or (5) the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of control triggering event” with respect to a series of the Notes means the occurrence of both a change of control and a rating event with respect to such series of the Notes.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Index debt” means senior, unsecured, long-term indebtedness for borrowed money of Beam that is not guaranteed by any other person or subject to any other credit enhancement.

“Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and a rating equal to or higher than BBB- (or the equivalent) by S&P, and a rating equal to or higher than the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating agencies” means, with respect to a series of Notes, (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s or S&P ceases to rate such series of the Notes or fails to make a rating of such series of the Notes publicly available for reasons outside of our control, a substitute rating agency as a replacement agency for any of Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating event” means, with respect to a series of Notes, the rating on such series of the Notes is lowered by each of the rating agencies then rating such series of the Notes and such series of the Notes are rated below an investment grade rating by each of the rating agencies then rating such series of the Notes on any day within the 60-day period (which 60-day period will be extended so long as the rating of such series of the Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies then rating such series of the Notes) after the earlier of (a) the occurrence of a change of control and (b) public notice of the occurrence of a change of control or our intention to effect a change of control; provided that a rating event will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if each rating agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for any one or more of the rating agencies.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of either series of the Notes, increase the aggregate principal amount of either series of Notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive principal and accrued and unpaid interest, as the Notes of the applicable series previously issued, and such additional notes will form a single series with the Notes of such series offered under this prospectus supplement; provided that if the additional notes are not fungible with the 2017 Notes or the 2022 Notes, as the case may be, for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Book-Entry System

As described more fully under “Description of Debt Securities—Global Securities” in the accompanying prospectus, each series of Notes will initially be represented by one or more global securities (“Global Securities”) that will be deposited with, or on behalf of, and registered in the name of The Depository Trust Company (“DTC”), or its nominee, for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”). Except as noted below, the Global Securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC or to another nominee of DTC, or by DTC or any nominee to a successor of DTC or such successor. All Notes will be denominated in United States dollars.

So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be the sole holder of the Notes represented thereby for all purposes under the indenture. Except as otherwise provided in this section, the beneficial owners of a Global Security representing Notes will not be entitled to receive physical delivery of certificated Notes and will not be considered the holders thereof for any purpose under the indenture, and a Global Security representing Notes shall not be exchangeable or transferable. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder under the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing Notes.

The Global Securities representing the Notes are exchangeable for certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like amount, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the Global Security and we have not appointed a successor within 90 calendar days;

•	DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we have not appointed a successor within 90 calendar days;

•	we determine that the Global Security shall be exchangeable for definitive Notes in registered form; or

•	there shall have occurred and be continuing an Event of Default under the indenture with respect to the Notes.

Upon any such exchange, the certificated Notes shall be registered in the names of the beneficial owners of the Global Security representing the Notes as provided by DTC’s relevant participants (as identified by DTC).

The description of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The following is based on information furnished by DTC:

•

DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including one or more of the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by NYSE Euronext and the Financial Industry Regulatory Authority. Access to DTC’s system is available to securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•

Persons who are not participants may beneficially own the Notes held by DTC only through direct participants or indirect participants. Purchases of the Notes under DTC’s system must be made by or through direct participants, which will receive a credit for such Notes on DTC’s records. The ownership interest of each actual purchaser of each Note represented by a Global Security (“Beneficial Owner”) is in turn to be recorded on the direct participants’ and indirect participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Notes are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Notes will not receive certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such the Notes is discontinued.

•

Principal and interest payments on Global Securities representing the Notes will be made to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is our and the trustee’s responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of direct participants and indirect participants.

•

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated Notes are required to be printed and delivered.

•

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

Clearstream and Euroclear have provided us with the following information and neither we nor the underwriters take any responsibility for its accuracy:

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants include underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream’s U.S. participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised us that investors who acquire, hold and transfer interests in the Notes by bookentry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities certificates.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of Notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear participants or Clearstream participants on such following business day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Governing Law

The indenture and the Notes shall be governed by, and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement, between us and the underwriters named below, for whom Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of Notes that appears opposite its name in the table below:

Name of Underwriter	Principal Amount of 2017 Notes	Principal Amount of 2022 Notes
Barclays Capital Inc.	$72,000,000	$72,000,000
Credit Suisse Securities (USA) LLC	72,000,000	72,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	72,000,000	72,000,000
J.P. Morgan Securities LLC	15,000,000	15,000,000
RBS Securities Inc.	15,000,000	15,000,000
Citigroup Global Markets Inc.	6,750,000	6,750,000
Mitsubishi UFJ Securities (USA), Inc.	6,750,000	6,750,000
Mizuho Securities USA Inc.	6,750,000	6,750,000
Wells Fargo Securities, LLC	6,750,000	6,750,000
Calyon Securities (USA) Inc.	4,500,000	4,500,000
HSBC Securities (USA) Inc.	4,500,000	4,500,000
PNC Capital Markets LLC	4,500,000	4,500,000
U.S. Bancorp Investment, Inc.	4,500,000	4,500,000
The Williams Capital Group, L.P.	9,000,000	9,000,000

Total:	$300,000,000	$300,000,000

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any such Notes are taken.

The underwriters initially propose to offer the Notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. In addition, the underwriters may offer the Notes to certain dealers at prices that represent a concession not in excess of 0.350% of the principal amount of the 2017 Notes and 0.400% of the principal amount of the 2022 Notes. Any underwriter may allow, and any such dealer may reallow, a concession to certain other dealers not in excess of 0.250% of the principal amount of the 2017 Notes and 0.250% of the principal amount of the 2022 Notes. After the initial offering of the Notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell Notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the Notes:

Paid by us
Per 2017 Note	0.600%
Total	$1,800,000
Per 2022 Note	0.650%
Total	$1,950,000

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $1.1 million.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

Each series of the Notes is a new issue of securities, and there are currently no established trading markets for the Notes. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the Notes of each series, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase Notes in the open market to cover syndicate short positions or to stabilize the prices of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

We expect that delivery of the Notes will be made against payment therefore on or about May 21, 2012, which will be the seventh business day following the date of pricing of the Notes, or “T+7.” Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof or the next succeeding three business days will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Conflicts of Interest

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and dealings in the ordinary course of business with us and our affiliates for which they have received, or may in the future receive, customary fees and commissions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivate securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect the future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Because an affiliate of Mitsubishi UFJ Securities (USA), Inc., one of the participating underwriters, may, if the Acquisition is not consummated for any reason, receive more than 5% of the net offering proceeds, not including underwriting compensation, to reduce or retire all or a portion of the balance of a line of credit provided to us by such affiliate, the Financial Industry Regulatory Authority (“FINRA”) deems Mitsubishi UFJ Securities (USA), Inc. to have a “conflict of interest” with us within the meaning of FINRA Rule 5121 (“Rule 5121”), as administered by FINRA. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the securities offered are “investment grade rated,” as defined by FINRA Rule 5121(f)(8).

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any Notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the bookrunner for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase any Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes. This discussion only applies to an investor that acquires the Notes pursuant to this offering at the price indicated on the cover of this prospectus supplement. This discussion is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is limited to investors that hold the Notes as capital assets for United States federal income tax purposes. Furthermore, this discussion does not address all aspects of United States federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under United States federal income tax law, such as banks and other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, brokers, retirement plans, individual retirement accounts or other tax-deferred accounts, pension plans, subchapter S corporations, tax-exempt organizations, entities that are treated as partnerships for United States federal income tax purposes and their partners, dealers or traders in securities, expatriates and former long-term residents, United States Holders (as defined below) whose “functional currency” is not the United States dollar and persons that hold the Notes as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address any United States federal estate or gift tax consequences or any state, local or foreign tax consequences.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of Notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction, or under any applicable tax treaty.

For purposes of this discussion, the term “United States Holder” means a beneficial owner of the Notes that is (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for United States federal income tax purposes, in each case, that is created or organized in or under the laws of the United States or any political subdivision thereof, (3) a trust if it (i) is subject to the primary supervision of a United States court and the control of one or more United States persons or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a United States person, or (4) an estate, the income of which is subject to United States federal income tax regardless of its source.

The term “Non-United States Holder” means a beneficial owner (other than a partnership for United States federal income tax purposes) of Notes that is not a United States Holder.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) owns Notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the Notes should consult their tax advisors as to the particular United States federal income tax consequences applicable to them.

Consequences to United States Holders

Additional payments

In certain circumstances (see “Description of the Notes—Special Acquisition Redemption”, “Description of the Notes—Change of Control Offer” and “Description of the Notes—Optional Redemption”), we may be obligated or elect to pay amounts in excess of stated interest or principal on the Notes. If any such payment is treated as a contingent payment, subject to certain exceptions, the Notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. Although the issue is not free from doubt, we intend to take the position that these contingencies are incidental or remote, and therefore that the possibility of such additional amounts payable on the Notes does not result in the Notes being treated as contingent payment debt instruments under applicable Treasury regulations. Therefore, we do not intend to treat the potential payment of a premium pursuant to the optional redemption, special acquisition redemption or change of control provisions as part of the yield to maturity of the Notes. Our determination that these contingencies are remote or incidental is binding on a United States Holder, unless such United States Holder explicitly discloses to the Internal Revenue Service (the “IRS”) on its tax return for the year during which it acquires the Notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, a United States Holder may be required to accrue income on its Notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income recognized on the taxable disposition of a Note. The discussion below assumes that the Notes will not be treated as contingent payment debt instruments.

Payments of interest

It is anticipated, and this discussion assumes, that the Notes will be issued without original issue discount for federal income tax purposes. In such case, interest on a Note will generally be treated as ordinary income at the time it is paid or accrued in accordance with a United States Holder’s usual method of accounting for tax purposes. If, however, the Notes are issued for an amount less than the principal amount and the difference is more than a de minimis amount (as set forth in the Code), a United States Holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Sale, exchange, redemption or other taxable disposition of Notes

A United States Holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note equal to the difference between the amount realized (less any amount attributable to accrued but unpaid interest not previously taken into income which will be treated as a payment of that interest) upon such sale, exchange, redemption or other taxable disposition and such United States Holder’s adjusted tax basis in the Note. A United States Holder’s adjusted tax basis in a Note will generally be equal to the amount paid for the Note. Any gain or loss recognized on a taxable disposition of the Note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the Note, a United States Holder is treated as holding the Note for more than one year, such gain or loss will generally be long-term capital gain or loss. Otherwise, such gain or loss will generally be short-term capital gain or loss. Under current law, for certain categories of non-corporate United States Holders (including individuals), long-term capital gain generally is subject to tax at a reduced rate of taxation. A United States Holder’s ability to deduct capital losses may be limited.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the Notes and to the proceeds from a sale of Notes unless a United States Holder is an exempt recipient. Backup withholding will apply to those payments if a United States Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the United States Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a United States Holder’s federal income tax liability, provided the required information is timely furnished to the IRS.

Consequences to Non-United States Holders

Stated interest

Subject to the discussion below concerning backup withholding, a Non-United States Holder generally will not be subject to United States federal income or withholding tax on payments of interest on the Notes provided that the Non-United States Holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, (C) is not a bank that acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and (D) satisfies certain certification requirements. Such certification requirements will generally be met if (x) the Non-United States Holder provides its name and address, and certifies on IRS Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the Note on behalf of the Non-United States Holder certifies on Form W-8IMY, under penalties of perjury, that such certification from the Non-United States Holder has been received by it and furnishes us or our paying agent or a relevant withholding agent with a copy thereof. In addition, the applicable withholding agent must not have actual knowledge or reason to know that the beneficial owner of the Note is a United States person. If a Non-United States Holder cannot satisfy the requirements outlined above, then interest on the Notes will generally be subject to United States withholding tax at a 30% rate unless such Non-United States Holder provides us with (A) a properly executed IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or (B) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

If a Non-United States Holder is engaged in a trade or business in the United States. and interest on the Notes is effectively connected with the conduct of that trade or business, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base, then, although the Non-United States Holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, such Non-United States Holder will be subject to United States federal income tax on that interest on a net-income basis in the same manner as if such Non-United States Holder were a United States Holder as described above. In addition, if a Non-United States Holder is a foreign corporation, such effectively connected income may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified under an applicable income tax treaty.

Disposition of the Notes

Subject to the discussion below concerning backup withholding, a Non-United States Holder will not be subject to United States federal income tax with respect to gain recognized on the disposition of the Notes, and will not be subject to United States federal income tax on such gain unless:

•

the gain is effectively connected with the conduct of a United States trade or business (and, where an income tax treaty applies, is attributable to a United States permanent establishment or fixed base); or

•	the Non-United States Holder is an individual who is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied.

A Non-United States Holder described in the first bullet point above will generally be subject to United States federal income tax on that gain on a net-income basis in the same manner as if such Non-United States Holder were a United States Holder as described above. In addition, if a Non-United States Holder is a foreign corporation, such effectively connected income may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified under an applicable income tax treaty.

If a Non-United States Holder is described in the second bullet point above, any gain realized from the sale, exchange, redemption, retirement or other taxable disposition of the Notes will be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain United States source capital losses.

Information reporting and backup withholding

We must report annually to the IRS and to a Non-United States Holder the amount of interest paid to the Non-United States Holder and the amount of tax, if any, withheld with respect to such interest. Unless the

Non-United States Holder complies with certification procedures to establish that the Non-United States Holder is not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a Note. The IRS may make this information available to the tax authorities in the country in which the Non-United States Holder is a resident.

A Non-United States Holder may be subject to backup withholding with respect to interest payments on a Note, unless, generally, the Non-United States Holder certifies under penalties of perjury (usually on IRS Form W-8BEN) that the Non-United States Holder is not a United States person or the Non-United States Holder otherwise establishes an exemption.

No information reporting or backup withholding will be required regarding the proceeds of the sale of a Note made within the United States or conducted through certain United States related financial intermediaries, if the Non-United States Holder certifies under penalties of perjury (usually on IRS Form W-8BEN) that the Non-United States Holder is not a United States person or the Non-United States Holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

LEGAL OPINION

The legality of the Notes will be passed upon for us by Chadbourne & Parke LLP, New York, New York, and the legality of the Notes will be passed upon for the underwriters by Davis Polk  & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Debt Securities

Common Stock

Preferred Stock

Warrants To Purchase Debt Securities

Warrants To Purchase Common Stock

Warrants To Purchase Preferred Stock

This prospectus describes some of the general terms that may apply to securities that we may issue and sell at various times. Please note that:

•	Prospectus supplements will be filed and other offering materials may be provided at later dates that will contain specific terms of each issuance of securities.

•	You should read this prospectus and any prospectus supplements or other offering materials filed or provided by us carefully before you decide to invest.

•

We may sell the securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be stated in an applicable prospectus supplement or other offering materials. We may also sell securities directly to investors.

Our common stock is listed on the New York Stock Exchange under the symbol “BEAM.” Any common stock that we may sell pursuant to this prospectus will be listed on the New York Stock Exchange upon official notice of issuance.

Investing in our securities involves certain risks. You should carefully consider the risks described under “Risk Factors” in Part I, Item 1A of our most recent annual report on Form 10-K, which is incorporated by reference herein, as well as other risk factor information contained or incorporated by reference in this prospectus or in any prospectus supplement before making a decision to invest in our securities. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 27, 2012.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement or the documents incorporated by reference is accurate as of any date other than the date on the front of each of those documents. As used in this prospectus the terms the “Company,” “Beam,” “we,” “us,” and “our” may, depending upon the context, refer to Beam Inc., our consolidated subsidiaries, or to all of them taken as a whole.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “opportunity,” “plans,” “potential,” “projects,” “seeks,” “should,” “strives,” “targets,” “will,” “would,” and similar expressions or expressions of the negative of these terms. Such statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

We intend for our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we set forth this statement in order to comply with those safe harbor provisions. Although we believe that the expectations, plans, intentions, and projections reflected in our forward-looking statements are reasonable, those statements are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. The risks, uncertainties, and other factors that our stockholders and prospective investors should consider include, but are not limited to, the following:

•	general economic conditions and credit market instability, particularly in Europe;

•	competitive market pressures (including pricing pressures);

•	changes in consumer preferences and trends;

•	risks pertaining to strategic acquisitions, joint ventures, and alliances, particularly financial and integration risks;

•	commodity and energy price volatility;

•	risks associated with doing business outside the United States, including currency exchange risks;

•	inability to attract and retain qualified personnel;

•	the impact of excise tax increases and customs duties on distilled spirits or changes to government financial incentives;

•	dependence on performance of distributors and other marketing arrangements;

•	customer defaults and related bad debt expense;

•	any possible downgrades of our credit ratings;

•	costs of certain employee and retiree benefits and returns on pensions assets;

•	tax law changes and/or interpretation of existing tax laws;

•	potential liabilities, costs and uncertainties of litigation;

•	ability to secure and maintain rights to trademarks and tradenames;

•	impairment in the carrying value of goodwill or other acquired intangibles;

•	disruptions at production facilities;

•	risks related to the Home & Security Spin-Off; and

•	other risks and uncertainties detailed from time to time in our SEC filings.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. In addition, we may include a description of the risks related to an investment in the securities described in an applicable prospectus supplement. Before making an investment decision, you should read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

BEAM INC.

We are a leading premium spirits company that makes and sells branded distilled spirits products in major markets worldwide. Our principal products include bourbon whiskey, Scotch whisky, Canadian whisky, tequila, cognac, rum, cordials and ready-to-drink pre-mixed cocktails. Our portfolio includes several of the world’s top premium spirits brands and some of the industry’s fastest growing innovations.

The principal markets for our spirits products are North America, Australia and Europe, and we continue to invest in emerging markets such as India, Brazil, Russia, Central Europe, Asia, and other geographies. We operate our business on the basis of geographical regions, consisting of North America, Europe/Middle East/Africa (EMEA), and Asia-Pacific/South America (APSA).

Our spirits products are primarily sold through direct sales forces to distributors. We also sell spirits products through joint ventures with The Edrington Group Ltd., as well as through third-party distributors and global or regional duty free customers.

Our principal executive offices are currently located at 510 Lake Cook Road, Deerfield, Illinois 60015 and our telephone number is (847) 948-8888.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider, among other things, the matters discussed under “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our Form 10-Q or other filings with the SEC, all of which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. For more information, see the section entitled “Where You Can Find Additional Information.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred stock dividends, in each case for each of the periods indicated.

	Years Ended December 31,
	2007	2008	2009	2010	2011
Ratio of Earnings to Fixed Charges	2.51	3.38	2.04	2.50	1.85
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	2.51	3.37	2.04	2.49	1.84

For the purpose of computing the ratio of earnings to fixed charges, earnings means:

•	income (loss) from continuing operations before income taxes, minority interests and extraordinary items;

•	plus fixed charges;

•	less capitalized interest;

•	less income (loss) of equity investees; and

•	less preferred dividends of consolidated subsidiaries.

Fixed charges means the sum of the following:

•	interest expense (including capitalized interest) on all indebtedness;

•	amortization of debt discount and expenses;

•	that portion of rental expense which we believe to be representative of an interest factor; and

•	preferred dividends of consolidated subsidiaries.

Fixed charges includes amounts from both continuing and discontinued operations. Combined fixed charges and preferred dividends means fixed charges plus preferred dividend requirements.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities offered by this prospectus and any prospectus supplements for general corporate purposes, unless we specify otherwise in an applicable prospectus supplement. General corporate purposes may include the repayment of existing indebtedness, additions to working capital, capital expenditures, investments in our subsidiaries and the financing of possible acquisitions.

DESCRIPTION OF DEBT SECURITIES

Each prospectus supplement will state the particular terms of the debt securities it covers.

We will issue debt securities in one or more series under an indenture dated as of April 15, 1999 between us and The Bank of New York Mellon (as successor to The Chase Manhattan Bank), as trustee. The indenture may be supplemented from time to time. We have filed a copy of the indenture as an exhibit to the registration statement. In addition to the following summary, you should refer to the specific terms of the indenture for more detailed information. Some of the capitalized terms used in the following discussion are defined in the indenture, and their definitions are incorporated by reference into this prospectus. When we use italics, we are referring to sections in the indenture. Wherever we refer to particular provisions of the indenture, such provisions are incorporated by reference in our summary, which is qualified by such reference.

Determination of Terms

The indenture does not limit the amount of securities we may issue. Debt securities may be issued in one or more series as we may authorize at various times. (Section 3.01). An applicable prospectus supplement relating to the particular series of debt securities we are offering will specify the amounts, prices and terms of those debt securities.

The debt securities will be our direct, unsecured and unsubordinated obligations. The debt securities will rank equally with any of our other unsecured and unsubordinated obligations for borrowed money.

The indenture does not limit other indebtedness or securities which we may incur or issue. The indenture does not contain financial or similar restrictions on us, except as described under “Certain Covenants.”

Other than the protections which may otherwise be afforded holders of debt securities as a result of the operation of the covenants described in the indenture, there are no covenants or other provisions which may afford holders of debt securities protection if there is a leveraged buyout or other highly leveraged transaction involving us or any similar occurrence.

We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. Original issue discount securities are securities which bear no interest or interest at a rate which at the time of issuance is below market rates. We will describe in a prospectus supplement certain U.S. federal income tax considerations for holders of any debt securities, including any special tax considerations applicable to original issue discount securities and debt securities denominated in a foreign currency or composite currency.

Form, Denominations, Exchange and Transfer

Unless otherwise provided in an applicable prospectus supplement, we will issue the debt securities in definitive form solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. Unless otherwise provided in an applicable prospectus supplement, interest coupons will be attached to bearer securities. (Section 2.01). The indenture also provides that we may issue debt securities of a series in temporary or permanent global form. (Section 3.01).

Unless we specify otherwise in an applicable prospectus supplement, we will issue registered securities in denominations of multiples of $1,000 and bearer securities in denominations of $1,000 or $10,000. (Section 3.02). We will issue debt securities denominated in a foreign currency or in a composite currency in the denominations we specify in an applicable prospectus supplement.

You may surrender debt securities for exchange and registered securities for registration of transfer in the manner, at the places and subject to the restrictions set forth in an applicable prospectus supplement. This may be done without service charge but we may require payment of related taxes or other governmental charges. (Section 3.05). Bearer securities and the attached coupons will be transferable by delivery. Any restrictions on the sale of bearer securities under U.S. Treasury regulations will be described in the applicable prospectus supplement.

In the event of any redemption, we will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before (i) the day the relevant notice of redemption is mailed and ending at the close of business on the day of such mailing if debt securities of the series are issuable only as registered securities; and (ii) the day the relevant notice of redemption is first published if debt securities of the series are issuable only as bearer securities, or, if earlier, and if debt securities of the series are also issuable as registered securities and there is no publication, the day of mailing of the relevant notice of redemption, and in either case, ending at the close of business on the date of such publication or mailing;

•	register the transfer or exchange of any portion of a registered security called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•

exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor which is then simultaneously surrendered for redemption.

Payment and Paying Agents

Unless we indicate otherwise in an applicable prospectus supplement, we will pay principal of and any premium and any interest on registered securities at the office of the paying agent or paying agents as we may designate at various times. However, at our option, we may make interest payments on registered securities by check mailed to the address, as it appears on the security register, of the person entitled to the payments. Unless we specify otherwise in an applicable prospectus supplement, we will make payment of any installment of interest on registered securities to the person in whose name the registered security is registered at the close of business on the record date for such interest. (Sections 3.07 and 10.02).

Unless we indicate otherwise in an applicable prospectus supplement, we will pay principal, any premium and any interest on bearer securities, subject to any applicable laws and regulations, at the offices of those paying agents outside the U.S. that we may designate at various times. However, at our option, we may make interest payments by check or by transfer to an account maintained by the payee with a bank located outside the U.S. (Sections 3.07 and 10.02). Unless we indicate otherwise in an applicable prospectus supplement, we will pay any interest on bearer securities on any interest payment date only upon presentation and surrender of the coupon relating to the interest payment date. (Section 10.01). We will not pay principal, any premium or any interest for any bearer security at any paying agency maintained by us in the U.S. or by check mailed to any address in the U.S. or by transfer to an account maintained with a bank located in the U.S. except as may be permitted without detriment to us under U.S. tax laws and regulations in effect at the time of such payment. Notwithstanding the foregoing,

•

any payment in respect of bearer securities to be made in U.S. dollars may be made at the office of a paying agent in the U.S. if payment at all paying agencies outside the U.S. is illegal or effectively precluded by exchange controls or other similar restrictions, and

•

any payment in respect of bearer securities to be made in a foreign currency or composite currency may be made at the office of a paying agent in the U.S. in U.S. dollars in an amount equal to the sum otherwise due in such foreign currency or composite currency as converted into U.S. dollars at the rate of exchange as set forth in the indenture if payment at all paying agencies outside the U.S. in such foreign currency or composite currency and in U.S. dollars in such amount is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 10.02).

We will name the paying agents outside the U.S. initially appointed by us for a series of debt securities in an applicable prospectus supplement. We may terminate the appointment of any of the paying agents at various times, but we will maintain in the Borough of Manhattan, The City of New York, at least one paying agency where the registered securities of each series may be presented for payment. We will maintain one or more paying agencies in a city or cities located outside the U.S. (including any city in which a paying agency is required to be maintained under the rules of any stock exchange on which the debt securities of such series are listed) where the bearer securities may be presented for payment. (Section 10.02).

All monies we pay to a paying agent for the payment of principal of, any premium or any interest on any debt securities that remain unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt securities or coupon will look only to us for payment. (Section 10.03).

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary identified in an applicable prospectus supplement. Registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the registered global security or securities. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a registered global security may not be transferred or exchanged except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor depositary and except in the circumstances described in an applicable prospectus supplement. (Section 3.05).

We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities in an applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to institutions that have accounts with the depositary, and to persons that may hold interests through institutions. Such institutions are often referred to as “participants” of the depositary. For interests of participants, ownership of beneficial interests in the registered global security will be shown on the records maintained by the applicable depositary. For interests of persons other than participants, ownership of beneficial interests in the registered global security will be shown on the records of participants. Transfer of that ownership will be effected only through those records.

We expect that upon the issuance of a registered global security, and the deposit of the registered global security with or on behalf of the depositary, the depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the registered global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters or agents engaging in the distribution of such debt securities or by us if those debt securities are offered and sold directly by us.

Unless we specify otherwise in an applicable prospectus supplement, payment of principal of and premium, and any interest on, debt securities represented by any registered global security will be made to the depositary or its nominee, as the sole registered owner and the sole holder of the debt securities. Neither we, the trustee, nor any agents will be responsible for any aspect of the depositary’s records or any participant’s records relating to or payments made by the depositary or any participants on account of beneficial ownership interests in a registered global security representing any debt securities. Neither we, the trustee nor any agents will be responsible or liable for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to beneficial ownership interests.

We expect that the depositary or its nominee, upon receipt of any payment of principal of or any premium or any interest on any registered global security, immediately will credit, on its book-entry registration and transfer system, the participant’s accounts with the payments. Those payments will be credited in amounts proportionate to the respective beneficial interests of the participants in the principal amount of the registered global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a registered global security held through those participants will be governed by standing instructions and customary practices. Those payments will be the sole responsibility of those participants.

Except as otherwise set forth in an applicable prospectus supplement, we will issue certificated debt securities in exchange for each registered global security only if:

•

the depositary notifies us that it is unwilling or unable to continue as depositary for the registered global security or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor of the depositary within 90 calendar days;

•	we determine that the registered global security shall be exchangeable for definitive debt securities in registered form; or

•	an Event of Default (as defined below under “Defaults and Certain Rights on Default”) for the debt securities represented by such registered global security has occurred and is continuing.

Any registered global security that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities will be registered in the name or names of the owners of such person or persons as the depositary shall instruct the trustee. It is expected that the instructions may be based upon directions received by the depositary from its participants regarding ownership of beneficial interests in the registered global security.

Unless we specify otherwise in an applicable prospectus supplement and except as provided above, owners of beneficial interests in the registered global security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders for any purpose under the indenture. No registered global security representing debt securities will be exchangeable except for another permanent registered global security of like denomination and tenor to be registered in the name of the depositary or its nominee. Each person owning a beneficial interest in the registered global security must rely on the procedures of the depositary. Persons who are not participants must rely on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a registered global security.

The indenture permits the depositary, as a holder, to authorize participants as its agents to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to make, give or take under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or an owner of a beneficial interest in the registered global security desires to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to make, give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to make, give or take such action. The participants would authorize beneficial owners owning through them to make, give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We may also issue the debt securities of a series in whole or in part in the form of one or more bearer global securities that we will deposit with a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System, and with a common depositary for Clearstream, or with a nominee for such common depositary, identified in an applicable prospectus supplement. We may issue the bearer global securities in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, for any portion of a series of debt securities to be represented by one or more bearer global securities, will be described in an applicable prospectus supplement.

Convertible Debt Securities

The terms and conditions upon which any convertible debt securities of a series may be converted into shares of common stock, including the initial conversion price or rate and the conversion period, and other provisions, will be set forth in a prospectus supplement. See “Description of Capital Stock.”

Certain Covenants

Definitions. The following is a summary of certain defined terms used in the restrictive covenants contained in the indenture:

•

“Consolidated Net Tangible Assets” means the excess over current liabilities of all assets as set forth in our consolidated balance sheet after deducting goodwill, trademarks, patents, other like intangibles and minority interests of others.

•

“Funded Debt” includes: (1) indebtedness for borrowed money maturing more than one year from the date of creation or extension thereof, (2) guarantees of funded debt or of dividends, other than guarantees arising in connection with the sale or pledge of customers’ paper or otherwise arising in the ordinary course of business and (3) any funded debt secured by a mortgage on our property or any Restricted Subsidiary whether or not assumed.

•

“Restricted Subsidiary” is defined to exclude a Subsidiary organized under foreign laws or operating outside the U.S., a Subsidiary involved primarily in the business of finance, banking, credit, leasing, insurance, financial services, real estate, petroleum or gas, transportation, or overseas financing, a subsidiary substantially all the assets of which consist of the direct or indirect ownership of capital stock of any of the foregoing, and Subsidiaries of the foregoing. A Subsidiary required to be disposed of by court order and determined by our board of directors not to be a Restricted Subsidiary is also excluded from the definition of Restricted Subsidiary. Our board of directors may declare any Subsidiary that otherwise would be excluded from the definition of Restricted Subsidiary to be a Restricted Subsidiary.

•

“Secured Debt” includes indebtedness for money borrowed secured by a mortgage upon any of our assets or any assets of a Restricted Subsidiary; “mortgage” includes any mortgage, pledge or security interest.

•

“Subsidiary” is defined as any corporation of which we or any one or more Subsidiaries directly or indirectly own outstanding stock having voting power sufficient to elect, under ordinary circumstances, a majority of the directors. (Section 1.01).

Restrictions on Secured Debt. The indenture provides that, except as described below, neither we nor any Restricted Subsidiary may incur any Secured Debt without securing the debt securities, and, if we so elect, any indebtedness ranking equally with the debt securities, equally and ratably with, or prior to, such Secured Debt. This restriction does not apply to indebtedness secured by:

•	mortgages existing at the time a corporation becomes a Restricted Subsidiary;

•

mortgages assumed in connection with a merger with, or an acquisition of substantially all of the properties of, a corporation, if any such mortgage existed prior to such merger or acquisition and did not apply to any property owned by us or a Restricted Subsidiary immediately prior to such merger or acquisition;

•

mortgages on certain property to finance the cost of acquisition, construction or improvement that are created contemporaneously or within 90 days after such acquisition or completion of such construction or improvement;

•	mortgages securing indebtedness owing to us or a Restricted Subsidiary;

•	mortgages in favor of the U.S. or any State or any instrumentality of either to secure partial, progress, advance or other payments pursuant to any contract or statute;

•	mortgages incurred under industrial revenue bond or similar financings; or

•	extensions, renewals or refundings of any of the foregoing.

Notwithstanding the above provisions, we and our Restricted Subsidiaries may incur Secured Debt without equally and ratably securing the debt securities if after giving effect thereto the sum of:

•	the total of all of our Secured Debt and the Secured Debt of Restricted Subsidiaries, except Secured Debt of the types described in the paragraph immediately above as not restricted;

•	the value of all sale and lease back transactions; and

•	the aggregate of all unsecured Funded Debt of Restricted Subsidiaries which, if it were secured debt, would be permitted by this paragraph,

does not exceed 10% of Consolidated Net Tangible Assets. (Section 10.06).

Restrictions on Borrowing by Restricted Subsidiaries. The indenture provides that Restricted Subsidiaries may not incur any Funded Debt, except:

•	Funded Debt owed to us or a Restricted Subsidiary;

•	Funded Debt which is Secured Debt that could under the preceding paragraphs of “Restrictions on Secured Debt” be incurred without ratably securing the debt securities;

•	unsecured Funded Debt which represents an extension, renewal or refunding of Secured Debt described in the second sentence of the first paragraph of “Restrictions on Secured Debt” above;

•	unsecured Funded Debt, which, if it were Secured Debt, would be permitted by the last paragraph of “Restrictions on Secured Debt” above without ratably securing the debt securities;

•	existing unsecured Funded Debt assumed by a Restricted Subsidiary in connection with its merger with, or acquisition of all or a substantial part of the assets of, any corporation;

•	unsecured Funded Debt of any corporation existing when it becomes a Restricted Subsidiary;

•	Funded Debt incurred in connection with industrial revenue bond or similar financings; or

•	extensions, renewals or refundings of any of the foregoing. (Section 10.05).

Restrictions on Sale and Lease Back Transactions. The indenture provides that neither we nor any Restricted Subsidiary may sell and lease back for periods exceeding five years any major facility owned as of the date of the indenture unless:

•	fair value is received for the facility sold; and

•

an amount equal to the net proceeds of such sale is applied within 120 days after the sale to the retirement of Funded Debt which is not subordinated in right of payment to the debt securities, provided that the amount of such required retirement shall be reduced by:

•

the amount of any Secured Debt which we or such Restricted Subsidiary could then incur under the last paragraph of “Restrictions on Secured Debt” above without ratably securing the debt securities, and

•

the principal amount of any instruments evidencing Funded Debt of the Company or any Restricted Subsidiary, including the debt securities, delivered within 120 days after the sale to the applicable trustee for retirement and cancellation, other than instruments retired by payment at maturity or pursuant to mandatory sinking fund or prepayment provisions. (Section 10.07).

Restrictions on Transfers of Property. Neither we nor any Restricted Subsidiary may transfer or lease any major facility to any Subsidiary not considered a “Restricted Subsidiary” for any of the reasons described in the first sentence of the Restricted Subsidiary definition in the “Definitions” paragraph above. (Section 10.08).

Limitations on Merger

The indenture provides that if we merge or consolidate with or into any other corporation or we transfer substantially all of our assets to any other corporation, and as a result any of our property or the property of a Restricted Subsidiary would become subject to any mortgage, we will simultaneously with or prior to such transaction secure the debt securities by a prior lien on such property. (Section 8.03). If we merge or consolidate with any other corporation or we transfer substantially all of our assets to any other corporation, the successor corporation shall be substituted as obligor under the indenture. (Sections 8.01 and 8.02).

Modification of Indenture

In general, our rights and obligations and the rights of holders of debt securities under the indenture may be modified if holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, the indenture provides that, unless each affected holder agrees, we cannot make any adverse change to any payment term of a debt security such as:

•	extending the maturity date;

•	extending the date on which we have to pay interest;

•	reducing the interest rate;

•	reducing the amount of principal we have to repay;

•	changing the currency in which we have to make any payment of principal, premium or interest;

•	modifying any redemption or repurchase right to the detriment of the holder;

•	modifying any right to convert the debt securities for another security to the detriment of the holder;

•	impairing any right of a holder to bring suit for payment;

•	reducing the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default; or

•	making any change to this provision of the indenture. (Section 9.02).

However, if the trustee and we agree, we can amend the indenture without notifying any holders or seeking their consent in certain specified circumstances, including if the amendment does not materially and adversely affect any holder. (Section 9.02).

Defaults and Certain Rights on Default

An “Event of Default” is defined under the indenture as any of the following:

•	default for 30 days in payment of any interest;

•	default in payment of principal;

•	default for 60 days after notice in performance of any other covenant in the indenture; and

•	certain events of bankruptcy, insolvency, receivership or reorganization.

We will furnish to the trustee annually a written statement as to the fulfillment of our obligations under the indenture. In case an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debt securities of such series then outstanding may declare the principal of all the debt securities of such series to be due and payable. The indenture permits such declaration, under certain circumstances, to be rescinded by the holders of a majority in principal amount of the debt securities of the series at the time outstanding. (Sections 5.01, 5.02 and 10.04).

Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default occurs and is continuing, the indenture provides that the trustee is not obligated to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security or indemnity.

Subject to the provisions for indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the debt securities of any series at the time outstanding and so affected have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

The holders may, in certain cases, waive any default except a default in payment of principal of or premium, if any, or interest, if any, on the debt securities of such series. (Sections 5.12, 5.13 and 6.03).

Defeasance

The applicable prospectus supplement will state if any defeasance provision will apply to the debt securities.

The indenture contains a provision that, if made applicable to any series of debt securities, permits us to elect (a) to defease and be discharged from most of our obligations with respect to any series of debt securities then outstanding (Section 4.03), or (b) to be released from our obligations under most of our restrictive covenants, including those described above under “Certain Covenants” (Section 10.10). We call the first election “legal defeasance” and the second election “covenant defeasance.” To make either election, we must:

•

deposit in trust with the trustee (a) in the case of debt securities and coupons denominated in U.S. dollars, U.S. government obligations and (b) in the case of debt securities and coupons denominated in a foreign currency, foreign government securities denominated in such foreign currency, which through the payment of principal and interest in accordance with their terms and, together with any additional currency deposited, will provide sufficient money, without reinvestment, to repay in full those debt securities; and

•

deliver to the trustee an opinion of counsel that holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and related defeasance and will be subject to Federal income tax in the same amount, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel is to be based on a ruling of the IRS to such effect, unless we indicate otherwise in an applicable prospectus supplement.

Governing Law

The indenture, the debt securities and any coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 1.12).

Concerning the Trustee

The Bank of New York Mellon (formerly known as The Bank of New York) is successor trustee under two indentures for our outstanding debt securities, as successor by virtue of a transfer of substantially all of the corporate trust business of JPMorgan Chase Bank, National Association, formerly known as JPMorgan Chase Bank, and The Chase Manhattan Bank. The trustee has banking affiliates with which we may from time to time maintain credit facilities or other ordinary banking relationships.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock includes a summary of certain provisions of our restated certificate of incorporation and our by-laws, as amended. This description is not complete and is qualified in its entirety by the applicable provisions of the Delaware General Corporation Law, our restated certificate of incorporation and our by-laws, which are filed as exhibits to the registration statement of which this prospectus forms a part and incorporated by reference herein.

Capital Stock

We have authorized 810 million shares, of which 750 million are common stock, par value $3.125 per share, and 60 million are preferred stock, without par value.

Apart from the $2.67 convertible preferred stock described below under “$2.67 Convertible Preferred Stock,” the rights, preferences and limitations of which are set forth in the restated certificate of incorporation, our board of directors is empowered to provide for any series of preferred stock and, in general, to determine the relative rights, preferences and limitations of such series. The restated certificate of incorporation provides that no holder of common stock or preferred stock shall have any preemptive rights.

The outstanding shares of common stock and $2.67 preferred are, and any shares of common stock issued upon conversion of any convertible debt securities will be, validly issued, fully paid and non-assessable.

Common Stock

Holders of common stock are entitled to receive such dividends as are declared by our board of directors. Holders of common stock are entitled to cast one vote for each share on all matters voted upon by stockholders, except where holders of preferred stock are entitled to vote separately in certain cases. Upon liquidation of Beam, holders of common stock are entitled to share equally and ratably in any assets available for distribution to them.

No dividend may be paid or declared on the common stock or any other junior stock, other than a dividend payable in common stock or other junior stock, nor may any shares of common stock or any junior stock be acquired for a consideration by us or any subsidiary, unless all dividends on the $2.67 preferred accrued for all past quarterly dividend periods have been paid and unless, in the case of dividends on the common stock or any other junior stock, the full dividends on the $2.67 preferred for the then current quarterly dividend period have been then paid or declared. Subject to the foregoing, the restated certificate of incorporation does not restrict us from purchasing shares of common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “BEAM.”

The transfer agent for shares of common stock is Wells Fargo Bank, National Association.

$2.67 Convertible Preferred Stock

Holders of $2.67 preferred are entitled to cumulative dividends at an annual rate of $2.67 per share, payable quarterly on the 10th day of March, June, September and December, as and when declared by our board of directors. Holders are also entitled to preference in liquidation of $30.50 per share plus accrued dividends then unpaid and to three-tenths of a vote per share on all matters voted upon by stockholders and have the right to convert each share of $2.67 preferred into 8.411 shares of common stock. In certain events, the factor for converting the $2.67 preferred into common stock will be adjusted to prevent dilution of the conversion right. Holders of $2.67 preferred are not, except in certain cases, entitled to vote as a class. We may redeem all or any part of the $2.67 preferred at a price of $30.50 per share, plus accrued dividends then unpaid.

Election of Directors, Other Voting Provisions and Related Matters

Our restated certificate of incorporation provides that, from and after the election of directors at the 2012 annual meeting of stockholders, the board of directors will no longer be classified and each director will be elected for a one-year term expiring at the next annual meeting. The exact number of directors will be determined from time to time by or pursuant to the by-laws, provided that their number shall not exceed 20. The board of directors is currently comprised of seven directors. The restated certificate of incorporation also provides a procedure requiring that we receive advance written notice of stockholder nominations of directors.

The by-laws require that the annual meeting of our stockholders for the election of directors and other proper business be held at such place as may from time to time be designated by the directors on the last Tuesday of April or on such other day as the directors may designate. The by-laws further provide that special meetings of the stockholders may be called only by the Chairman of the Board, the President, the directors, by resolution adopted by a majority of the entire board of directors, or by the Secretary of the Company upon the written request (in accordance with the requirements in the by-laws) of the holders of record of not less than 25% of the voting power of the common stock and $2.67 preferred, considered together as a single class. In addition, the restated certificate of incorporation provides that any action to be taken by the stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent. The by-laws require that, except as otherwise provided by law, at least ten days’ prior notice of each annual or special meeting shall be given by written notice signed by the Secretary or an Assistant Secretary and mailed to each stockholder of record entitled to vote. The by-laws also provide a procedure requiring that advance written notice be given to us of the proposal by stockholders of business other than the nomination of directors and then only such business as is stated in a notice of a special meeting shall be transacted at such meeting.

Certain of the provisions described under this section entitled “Description of Capital Stock,” including the right to issue additional shares of preferred stock, could have the effect of discouraging transactions that might lead to a change in control of Beam Inc.

DESCRIPTION OF DEBT WARRANTS

The following summarizes the terms of debt warrants we may issue. We will issue the debt warrants under a debt warrant agreement that we will enter into with a bank or trust company, as debt warrant agent, that we select at the time of issue.

Determination of Terms

We may issue debt warrants evidenced by debt warrant certificates under the debt warrant agreement independently or together with any debt securities we offer by any prospectus supplement. An applicable prospectus supplement will describe the particular terms of the debt warrants it covers.

You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in an applicable prospectus supplement. Debt warrant holders, as such, do not have any of the rights of holders of debt securities, except to the extent that the consent of debt warrant holders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, debt warrant holders are not entitled to payments of principal of and interest, if any, on the debt securities.

Exercise of Debt Warrants

You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with your instructions. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.

DESCRIPTION OF WARRANTS TO PURCHASE COMMON OR PREFERRED STOCK

The following summarizes the terms of common stock warrants and preferred stock warrants we may issue. This description is subject to the detailed provisions of a stock warrant agreement that we will enter into with a stock warrant agent we select at the time of issue.

General Terms

We may issue stock warrants evidenced by stock warrant certificates under the stock warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer stock warrants, an applicable prospectus supplement will describe the particular terms of the stock warrants it covers.

The shares of common stock or preferred stock we issue upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be validly issued, fully paid and non-assessable.

Exercise Of Stock Warrants

You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the exercise price in the form of cash or a check. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates and the exercise price, the transfer agent will deliver a certificate representing the number of shares of common stock or preferred stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

No Rights As Shareholders

Holders of stock warrants, as such, are not entitled to vote, to consent, to receive dividends or to receive notice as holders of common stock or preferred stock with respect to any meeting of such holders, or to exercise any rights whatsoever as holders of Beam common stock or preferred stock.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors;

•	through agents; or

•	any combination of these.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices. These prices may be changed from time to time and may be set:

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

An applicable prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

We will describe the method of distribution of the securities in an applicable prospectus supplement.

Underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions under the Securities Act. An applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may agree with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments made by the underwriters, dealers or agents as a result of those civil liabilities.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

If indicated in an applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase securities from us at the public offering price set forth in an applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in an applicable prospectus supplement, and an applicable prospectus supplement will set forth the commission payable for solicitation of the contracts.

We expect that any securities we offer other than common stock will be new issues of securities with no established trading market. Underwriters may make a market in these securities. However, they are not obligated to make a market and may discontinue market making activity at any time. Therefore, we cannot give any assurances to you as to the liquidity of the trading market for any securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

LEGAL OPINION

The validity of the issuance of securities offered by this prospectus will be passed upon for us by Chadbourne & Parke LLP. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, which the SEC maintains in the SEC’s File No. 1-9076. You can read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information deemed to be furnished and not filed in accordance with SEC rules) until our offering is completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	Current Reports on Form 8-K filed on February 24, 2012, April 26, 2012 (only with respect to Item 8.01 thereof) and April 27, 2012;

•	Definitive Proxy Statement on Schedule 14A filed on March 9, 2012; and

•

The description of our common stock contained in our Registration Statements on Form 8-A filed pursuant to Section 12(b) of the Exchange Act, including any amendment or report updating such description.

You may request a copy of these filings, at no cost other than for exhibits of such filings, by writing to or telephoning us at the following address (or by visiting our web site at http://www.beamglobal.com):

BEAM INC.

Office of the Secretary

510 Lake Cook Road

Deerfield, Illinois 60015

Telephone number (847) 948-8888

We have filed with the SEC a registration statement to register the debt securities, common stock, preferred stock and warrants to purchase such securities under the Securities Act. This prospectus omits certain information contained in the registration statement, as permitted by SEC rules. You may obtain copies of the registration statement, including exhibits, as noted in the paragraph above.

$600,000,000

$300,000,000 1.875% Notes Due 2017

$300,000,000 3.250% Notes Due 2022

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Credit Suisse

Senior Co-Managers

J.P. Morgan	RBS

Co-Managers

Citigroup	Mitsubishi UFJ Securities	Mizuho Securities	Wells Fargo Securities	CALYON

HSBC	PNC Capital Markets LLC	U.S. Bancorp	The Williams Capital Group, L.P.

May 10, 2012